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                                                                    EXHIBIT 2.01

                           ASSET PURCHASE AGREEMENT

                  dated as of the 30th day of December, 1999

                                 by and among

                                DOVEBID, INC.,

                         UNIDYNE INTERNATIONAL, INC.,

                                  RICK ADAMS

                                      AND

                                  JACK SAGGAU
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                           ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of December 30, 1999, by and among DoveBid, Inc., a Delaware corporation, and/or any assignee of same (collectively, "DoveBid"), Unidyne International, Inc., a Delaware corporation ("Unidyne"), and Rick Adams and Jack Saggau (together, the "Stockholders").

          WHEREAS, the Board of Directors of Unidyne and DoveBid deem it advisable and in the best interests of Unidyne and DoveBid, respectively, that Unidyne sell to DoveBid, and that DoveBid purchase from Unidyne, certain assets in consideration for cash and a promissory note on the terms and subject to the conditions of this Agreement; and

          WHEREAS, concurrently herewith, DoveBid also is entering into a substantially similar Asset Purchase Agreement with B&B Custom Circuit Supplies, Inc. ("B&B") and the shareholders of B&B (the "B&B Shareholders) covering DoveBid's purchase of substantially all of the assets of B&B (the "B&B Agreement").

          NOW, THEREFORE, in consideration of the premises and of the agreements, representations, warranties, provisions and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

1.   PURCHASE AND SALE.

     1.1 Sale of Assets.  Unidyne hereby undertakes to transfer to DoveBid
         --------------
substantially all of Unidyne's assets (other than the Excluded Assets described in Section 1.2 immediately below), including all of Unidyne's right, title and interest in and to the assets described in Schedule 1.1 (each an "Asset" and collectively the "Assets") and DoveBid agrees to purchase the Assets from Unidyne. Except as expressly provided in Section 1.3 below, the Assets will be transferred to DoveBid free and clear of all liens, security interests, mortgages, indentures, pledges, options, attachments, charges, voting trusts, restrictions, encumbrances and claims of every kind (collectively, "Liens"). In return for its sale of the Assets, Unidyne will receive from DoveBid (i) the Convertible Subordinated Promissory Note (as defined in Section 6.8 below), and
(ii) cash consideration equal to $2,250,000 (the "Cash Consideration") payable as set forth in Sections 2.2 and 2.3 below, subject to DoveBid's right to retain $500,000 of the Cash Consideration as a holdback as more specifically set forth in Section 2.3 below.

     1.2 Excluded Assets.  Unidyne is not selling to DoveBid, and DoveBid is not
         ---------------
purchasing from Unidyne, the following assets (collectively, the "Excluded Assets"): (i) the cash and accounts receivable of Unidyne at Closing, except cash and accounts receivable that are the proceeds of Pending Sale Assets (as defined in Section 3.3 below), which cash and accounts receivable do constitute part of the Assets being purchased by DoveBid, and (ii) Unidyne's rights as lessor with respect to the equipment leased by Unidyne to third parties as specifically listed on Schedule 1.2 hereto.

     1.3 Pending Sale Assets. The Pending Sale Assets (as defined in Section 3.3
         -------------------
below) and the proceeds thereof constitute part of the Assets being sold to DoveBid under this Agreement, and DoveBid shall succeed to all of Unidyne's rights with respect thereto, including the right to be paid the purchase price for the Pending Sale Assets by the third-party purchasers of the

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Pending Sale Assets. The Pending Sales Assets, like all of the other Assets, shall be turned over to DoveBid's ownership, possession and control at the Closing, and DoveBid will transfer and release the applicable Pending Sale Asset to the applicable purchaser thereof upon DoveBid being paid in full the purchase price for such Pending Sale Asset(s) as specified on Part II of Schedule 3.3 hereto. Any and all amounts due or payable by any purchaser or any other person or entity in connection with any Pending Sale Assets shall be remitted to DoveBid upon (i) the Closing, if due or payable from the purchaser or any other person or entity prior to the Closing, or (ii) promptly when due or payable from the purchaser or any other person or entity, if due or payable from such purchaser or other person or entity after the Closing.

     1.4  No Assumed Obligations and Liabilities.  Without regard to whether any
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law, governmental authority, or other third party may impose or attempt to impose any liability of Unidyne, in whole or in part, on DoveBid, DoveBid does not assume, and Unidyne shall continue to be solely liable for, all liabilities and obligations, fixed or contingent, known or unknown, of Unidyne. Without limiting the generality of the foregoing, DoveBid shall neither assume nor have any liability for any obligation of Unidyne under any contract, whether oral or written (including, without limitation, any employment contract of Unidyne).

     1.5  DoveBid's Hiring Rights.  Although DoveBid shall have no obligation or
          -----------------------
liability with respect to any employee of Unidyne, DoveBid shall have the right, in its sole discretion, to hire any employee or employees of Unidyne as DoveBid may elect. This provision does not benefit and is not intended to inure to the benefit of any third parties, including, without limitation, any employees of Unidyne.

2.   CLOSING.

     2.1  Closing. The closing of the transactions contemplated by this
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Agreement (the "Closing") will take place at DoveBid's corporate headquarters in
Foster City, California, when all of the conditions set forth in Sections 6 and 7 have either been satisfied or waived in writing by the party entitled to the benefit of such condition.

     2.2  Delivery of Consideration.  At the Closing, DoveBid shall deliver to
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Unidyne the Cash Consideration minus $500,000 (such net amount being hereinafter referred to as the "Closing Cash Payment") and the Convertible Subordinated Promissory Note duly executed by DoveBid. The Closing Cash Payment shall be made via wire transfer of immediately available funds to Unidyne per wire transfer instructions provided by Unidyne in writing, or by delivery of a cashier's check made payable to Unidyne.

     2.3  Holdback Amount. DoveBid shall retain $500,000 of the Cash
          ---------------
Consideration (the "Holdback Amount") as security for (i) the indemnification and other obligations of Unidyne and the Stockholders under this Agreement (including any claim for damages by DoveBid for breach of any obligations, representations or warranties of Unidyne or the Stockholders under this Agreement), and (ii) the indemnification and other obligations of B&B and the B&B Shareholders under the B&B Agreement (including any claim for damages by DoveBid for breach of any obligations, representations or warranties of B&B or the B&B Shareholders under the B&B Agreement); and Unidyne hereby grants DoveBid a security interest in such $500,000 and any accrued interest thereon in order to secure all such indemnity and other obligations and

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claims. Because there is a substantially identical holdback provision in the B&B
Agreement, Unidyne and the Stockholders acknowledge and agree that there effectively is an aggregate $1,000,000 holdback amount when both Section 2.3 of this Agreement and Section 2.3 of the B&B Agreement are taken into account (the "Combined Holdback Amount"), and that DoveBid may proceed against all or any portion of the Combined Holdback Amount to the extent necessary to make DoveBid whole on its claims arising and asserted before January 3, 2001. Accordingly, Unidyne and the Stockholders here expressly acknowledge and agree that claims of DoveBid against B&B or the B&B Shareholders arising under or in connection with the B&B Agreement may be satisfied from all or a portion of the Holdback Amount under this Agreement. DoveBid shall pay the Holdback Amount jointly to the Stockholders (by a check made payable to both Stockholders) on January 3, 2001 unless exhausted or depleted due to indemnification claims by DoveBid or another Indemnified Party (as defined in Section 9.3(i) below) or by any claim for damages by DoveBid against (i) Unidyne or the Stockholders for breach of any of their respective obligations, representations or warranties under this Agreement, or (ii) B&B or the B&B Shareholders for breach of any of their respective obligations , representation or warranties under the B&B Agreement.
To the extent the Holdback Amount is depleted but not entirely exhausted by such claims, DoveBid shall so pay on such date only the portion of the Holdback
Amount that has not been depleted by such claims. Any payment of all or any portion of the Holdback Amount to the Stockholders on January 3, 2001 or thereafter shall not preclude or prejudice any claims that DoveBid then or thereafter might have against Unidyne or the Stockholders.

3.   REPRESENTATIONS AND WARRANTIES OF UNIDYNE AND STOCKHOLDER.

          (A)  Representations and Warranties of Unidyne and the Stockholders.
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Unidyne and the Stockholders jointly and severally represent and warrant that all of the following representations and warranties in this Section 3(A) are true at the time of Closing, and that such representations and warranties shall survive the Closing for a period of three (3) years (the last day of such period being hereinafter called the "Expiration Date"), except that (i) the warranties and representations set forth in Sections 3.5 (Environmental Matters) and 3.9 (Employee Plans) hereof shall survive until such date as the limitations period has run for each act, inaction, fact, event or circumstance which constitutes a breach thereof, which date shall be deemed to be the Expiration Date for Sections 3.5 (Environmental Matters) and 3.9 (Employee Plans),and (ii) the warranties and representations set forth in Section 3.11 (Taxes) hereof shall survive until such date as the limitations period has run for all tax periods ended on or prior to the Closing, which date shall be deemed to be the Expiration Date for Section 3.11 (Taxes).

     3.1  Due Organization.  Unidyne is a corporation duly organized, validly
          ----------------
existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to own and lease the Assets and to do business under all applicable laws, regulations, ordinances and orders of public authorities and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of Unidyne (a "Material Adverse Effect"). True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of Unidyne (collectively, the "Charter Documents"), have been made available to DoveBid.

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     3.2  Authorization.  (i) The representatives of Unidyne executing this
          -------------
Agreement have the corporate authority to enter into and bind Unidyne to the terms of this Agreement, (ii) Unidyne has the full legal right, power and authority to enter into this Agreement and (iii) no other corporate action is necessary for the authorization, execution, delivery and performance by Unidyne of this Agreement and any other agreements contemplated by this Agreement.

     3.3  Inventory/Equipment Lists; Pending Sale Assets. Part I of Schedule 3.3
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hereto contains a true and correct specific list of the Assets constituting inventory and equipment ("Inventory/Equipment Assets") and the book value of such Assets. Part II of Schedule 3.3 hereto contains a true and correct specific list of those Inventory/Equipment Assets which Unidyne, as of the Closing, has previously contracted to sell to third parties other than DoveBid (each a "Pending Sale Asset" and collectively the "Pending Sale Assets"), and which sales remains pending and unconsummated as of the Closing. For each Pending Sale Asset, Part II of Schedule 3.3 hereto also contains the price at which Unidyne has so contracted to sell such Pending Sale Asset (including an itemization of any and all cash and non-cash consideration to be paid by the purchaser of such Pending Sale Asset) and which remains due and payable from the purchaser thereof. Unidyne and the Stockholders represent and warrant that no sales tax shall be collectible, due or payable in connection with the consummation of the sale of any Pending Sale Asset because Unidyne and the Stockholders have determined that each purchaser of a Pending Sale Asset is a qualified reseller exempt from sales tax.

     3.4  Permits and Intangibles. Unidyne holds all licenses, franchises,
          -----------------------
permits and other governmental authorizations including permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks (or applications therefor), trade names (or applications therefor), patents (or applications therefor), and copyrights, the absence of any of which would have a Material Adverse Effect.
Schedule 3.4 contains an accurate list and summary description of all such copyrights, trademarks (or applications therefor), trade names (or applications therefor), patents (or applications therefor), licenses, franchises, permits and other governmental authorizations. To the knowledge of Unidyne, the copyrights, trademarks (or applications therefor), trade names (or applications therefor), patents (or applications therefor), licenses, franchises, permits and other governmental authorizations listed on Schedule 3.4 are valid, and Unidyne has not received any notice that any governmental authority intends to cancel, terminate or not renew any such item. Unidyne has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or have a Material Adverse Effect upon the rights and benefits afforded by, any such licenses, franchises, permits or government authorizations.

     3.5  Environmental Matters. Except to the extent that noncompliance with
          ---------------------
any Environmental Law (as defined below), either singly or in the aggregate, does not have a Material Adverse Effect, (i) Unidyne has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively

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"Environmental Laws") including, without limitation, Environmental Laws relating to protection of the air, water or land or to the generation, storage, use, handling, transportation, treatment or disposal of Solid Wastes, Hazardous
Wastes or Hazardous Substances (as such terms are defined in any applicable Environmental Law), (ii) Unidyne has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of or otherwise handle Solid Wastes, Hazardous Wastes or Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by Unidyne where Solid Wastes, Hazardous Wastes or Hazardous Substances have been treated, stored, used, disposed of or otherwise handled, (iii) there have been no releases (as defined in Environmental Laws) at, from, under, in or on any property owned or operated by Unidyne except as permitted by Environmental Laws, (iv) to the knowledge of Unidyne there is no on-site or off-site location to which Unidyne has transported or disposed of Solid Wastes, Hazardous Wastes or Hazardous Substances or arranged for the transportation of Solid Wastes, Hazardous Wastes or Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Unidyne or DoveBid for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and (v) Unidyne has no contingent liability in connection with any release of any Solid Waste, Hazardous Waste or Hazardous Substance into the environment. There have been no material releases of Hazardous Wastes or Hazardous Substances by Unidyne.

     3.6  Title and Condition of Assets. The Assets consisting of equipment and
          -----------------------------
other material fixed Assets may be in need of repair and are being purchased by DoveBid in "AS IS" condition. All fixed Assets are either owned by Unidyne or leased under an agreement indicated in Schedule 3.6. Except as set forth in
Schedule 3.6, Unidyne is the sole and exclusive owner of, and has good and marketable title to, all of the Assets, wherever located, free and clear of all Liens and no other person, firm or corporation has or will have at the Closing any interest whatsoever in any of the Assets.

     3.7  Significant Customers; Material Contracts and Commitments. Unidyne has
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(i) delivered to DoveBid an accurate list (Schedule 3.7) of all significant customers (i.e., those customers representing five percent (5%) or more of
           ----
Unidyne's revenues for the 12 months prior to the date of this Agreement), and
(ii) delivered or made available to DoveBid complete and accurate copies of all contracts requiring payment or performance by Unidyne in an amount or with a value in excess of $25,000 ("Material Contracts") to which Unidyne is a party or by which Unidyne or any of its respective properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, leases, liens, pledges or other security agreements) as of the Closing, and in each case has delivered or shall deliver true, complete and correct copies of such agreements to DoveBid following DoveBid's request therefor. None of Unidyne's significant customers has cancelled or substantially reduced or, to the knowledge of Unidyne, is currently attempting or threatening to cancel any Material Contract or substantially reduce utilization of the services provided by Unidyne, and Unidyne has complied with all material commitments and obligations pertaining to any Material Contract, and is not in default under any such Material Contract, and no notice of default has been received, and no Stockholder nor any affiliate of any Stockholder a

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party to any such Material Contract. Unidyne has not been the subject of any election in respect of union representation of employees and is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of Unidyne are represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation has ever occurred or, to the knowledge of Unidyne, is in progress. There is no pending or, to Unidyne's knowledge, threatened labor dispute involving Unidyne and any group of its employees, nor has Unidyne experienced any labor interruptions over the past three years, and Unidyne considers its relationship with employees to be good.

     3.8  Insurance. Unidyne historically has maintained and currently maintains
          ---------
reasonable and adequate casualty, general liability and workers' compensation insurance coverage, and Unidyne will keep such insurance policies in full force and effect for three years after the Closing to cover any claims made against Unidyne after the Closing pertaining to any losses or casualties occurring prior to the Closing. Upon request by DoveBid annually during such three-year period, Unidyne or the Stockholders shall furnish evidence that such coverage remains in full force and effect.

     3.9  Employee Plans; Compliance with Laws.  To the extent that Unidyne now
          ------------------------------------
maintains or sponsors or contributes to, or has ever maintained or sponsored or contributed to, any one or more employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multi-employer welfare arrangements, including, without limitation, plans or arrangements as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including, without limitation, benefit plans or arrangements that are not subject to ERISA, such as employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements (each and all of the foregoing being hereinafter individually referred to as a "Plan" and collectively referred to as the "Plans"), all Plans have been and are presently in material compliance with all applicable provisions of ERISA and the regulations issued thereunder, the Internal Revenue Code of 1986, as amended (the "Code") and the regulations issued thereunder, as well as with all other applicable laws, and have been administered, operated and managed in all material respects in accordance with their governing documents, if any. All reports and other documents required to be filed with any governmental agency or distributed to Plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of (i) the Stockholders, (ii) any Plan or (iii) Unidyne has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in
Section 412(a) of the Code and Section 302(1) of ERISA; and no circumstances exist pursuant to which Unidyne could have any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty with respect to any Plan now or hereinafter maintained or contributed to by Unidyne or any member of a "controlled group" (as defined in Section 4001(a)(14) of ERISA) that includes Unidyne; and neither Unidyne nor any member of a "controlled group" (as defined above) that includes Unidyne currently has (or at the Closing will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor

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has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof). Both before and after the Closing, Unidyne and the Stockholders will be and remain solely responsible for dealing with any and all matters pertaining to any Plan and any liabilities in respect thereof, and the consummation of the transactions contemplated hereby will not result in any liability of DoveBid to any person or entity in respect of any Plan (including, without limitation, any liability to any Plan, any governmental entity, any employee of Unidyne, or Unidyne).

     3.10 Conformity with Law.  Unidyne is not in violation of any law or
          -------------------
regulation applicable to Unidyne or any order applicable to Unidyne of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect; there are no claims, actions, suits or proceedings pending or, to the knowledge of Unidyne, threatened, against or affecting Unidyne, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received by Unidyne. Unidyne has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which would have a Material Adverse Effect.

     3.11 Taxes.
          -----

          (i) All Tax Returns (as hereinafter defined) required to have been filed by or with respect to Unidyne with any Taxing Authority (as hereinafter defined) have been duly filed, and each such Tax Return accurately, correctly and completely reflects the income, franchise or other Tax liability and all other information, including the tax basis and recovery periods for assets, required to be reported thereon. Unidyne has furnished or made available to DoveBid complete and accurate copies of all income and franchise tax returns, and any amendments thereto, filed by Unidyne for all taxable years ending on or after December 31, 1993. All Taxes (whether or not shown on any Tax Return and whether or not assessed) owed by Unidyne have been paid. There are no Liens of any kind upon or with respect to any Asset, including without limitation, any Lien for any Tax.

          (ii) Unidyne is not and has not since January 1, 1995 been a member of any affiliated, combined, consolidated, unitary or similar group.

          (iii) Unidyne has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (iv) Unidyne does not expect any Taxing Authority to assess any additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax liability of Unidyne either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to Unidyne. No issues have been raised in any examination by any Taxing Authority with

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respect to Unidyne which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Unidyne has delivered to DoveBid complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, Unidyne since January 1, 1996.

          (v)  Unidyne does not own any subsidiary corporation.

          For all purposes of this Agreement related to any Tax matters:

          "Tax" means any federal, state, local, or foreign income, gross receipts, ad valorem, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, net worth, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, workers compensation, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, including any interest, penalty, or addition thereto, without regard to whether such tax is disputed or not or arose before, on or after the Closing.

          "Tax Returns" means all reports, elections, declarations, claims for refund, estimates, information statements and returns (including any schedules and attachments thereto) relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any federal, state, local or foreign government taxing authority.

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, having or purporting to have jurisdiction with respect to any Tax.

     3.12 No Violations.  Neither Unidyne nor, to the knowledge of Unidyne, any
          -------------
other party thereto is (i) in violation of any Charter Document or (ii) in default under any material lease, instrument, agreement, license, or permit to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in the schedules and documents attached to this Agreement, (a) the transactions contemplated hereby will not have a Material Adverse Effect on the rights and benefits of Unidyne under the Material Documents and the ability of Unidyne to assign Unidyne's rights under such Material Documents to DoveBid, and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under any of the terms or provisions of the Material Documents or the Charter Documents. None of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

     3.13 Government Contracts.  Unidyne is not a party to any governmental
          --------------------
contracts subject to price redetermination or renegotiation.

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     3.14  No Powers of Attorney. Neither Unidyne nor either of the Stockholders
           ---------------------
has granted a power of attorney to any person or entity for any reason or purpose., except for the Power of Attorney granted by Rick Adams to Jack Saggau dated December 23, 1999 in connection with the negotiation, execution and closing of this Agreement and the ancillary documents contemplated under this Agreement.

     3.15  Validity of Obligations. The execution and delivery of this Agreement
           -----------------------
by Unidyne and the Stockholders and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Unidyne and the Stockholders and this Agreement has been duly and validly authorized by all necessary corporate action and, assuming due authorization, execution and delivery by DoveBid, is a legal, valid and binding obligation of Unidyne and the Stockholders, enforceable against Unidyne and the Stockholders in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     3.16  Relations with Governments. Unidyne has not made, offered or agreed
           --------------------------
to offer anything of value to any governmental official, political party or candidate for government office which would cause Unidyne to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.

     3.17  WARN Act. As of the date hereof, Unidyne has not taken any action so
           --------
as to require any compliance under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). Unidyne shall comply with its obligations under the WARN Act, and if applicable, make the appropriate notifications thereunder sixty (60) or more days prior to the Closing. Unidyne shall be solely liable and responsible for any debt, obligation, contribution or other liability arising from any failure by Unidyne to comply fully with its WARN Act obligations.

     3.18  Entire Business.  At the Closing, Unidyne will sell and transfer to
           ---------------
DoveBid good, valid and marketable title to all of the Assets except for the Excluded Assets.

     3.19  Stockholders' Authority; Ownership.  The Stockholders are the sole
           ----------------------------------
owners of Unidyne and each of the Stockholders has the full legal right, power and authority to enter into this Agreement.

4.   REPRESENTATIONS OF DOVEBID.

          DoveBid represents and warrants that all of the following representations and warranties are true at the date of this Agreement and shall be true at the time of the Closing and that such representations and warranties shall survive the Closing until the Expiration Date.

     4.1   Due Organization. DoveBid is duly organized, validly existing and in
           ----------------
good standing under the laws of the State of Delaware, and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise), of DoveBid and on DoveBid's subsidiaries, taken as a whole (a "DoveBid Material Adverse Effect").

     4.2  Validity of Obligations. The execution and delivery of this Agreement,
          -----------------------
the Employment Agreements (as defined in Section 6.6), the Lease (as defined in
Section 6.7) and the Convertible Subordinated Promissory Note, by DoveBid and the performance by DoveBid of the transactions contemplated herein or therein have been duly and validly authorized by the Board of Directors of DoveBid and this Agreement, the Convertible Subordinated Promissory Note, the Employment Agreements and the Lease have been duly and validly authorized by all necessary corporate action, duly executed and delivered and are legal, valid and binding obligations of DoveBid, enforceable against DoveBid in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     4.3  Authorization. The representatives of DoveBid executing this Agreement
          -------------
have the requisite authority to enter into and bind DoveBid to the terms of this Agreement. DoveBid has the full legal right, power and authority to enter into this Agreement and no other action is necessary for the authorization, execution, delivery and performance by DoveBid of the Agreement and any other agreements contemplated by the Agreement.

     4.4  No Conflicts. The execution, delivery and performance of this
          ------------
Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

               (i) conflict with, or result in a breach or violation of, the Certificate of Incorporation or Bylaws of DoveBid;

               (ii) materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which DoveBid is a party, or result in the creation or imposition of any Lien on any of DoveBid's properties pursuant to (A) any law or regulation to which DoveBid or any of its property is subject, or (B) any judgment, order or decree to which DoveBid is bound or any of its property is subject; or

               (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of DoveBid.

     4.5  WARN Act. DoveBid will not take any action which would cause Unidyne
          --------
to violate the WARN Act.

5.   COVENANTS.

     5.1  Bulk Sales Compliance.  The parties agree to waive compliance with any
          ---------------------
applicable bulk sales statutes with respect to the sale and transfer of the Assets hereunder; provided, that notwithstanding anything to the contrary
                  --------
contained in this Agreement, Unidyne and the Stockholders will jointly and severally indemnify and hold DoveBid harmless from and against any and all liabilities, including liability for any Taxes, imposed upon, or asserted against DoveBid as a result of Unidyne's noncompliance with any such bulk sales or bulk transfer laws.

     5.2  Payment of Employment Liabilities. Unidyne agrees to pay all accrued
          ---------------------------------
and unpaid liabilities and obligations with respect to Unidyne's employees relating to the period prior to the Closing in accordance with all applicable laws.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND UNIDYNE.

          The obligations of the Stockholders and Unidyne with respect to actions to be taken at Closing are subject to the satisfaction or waiver on or prior to Closing of all of the following conditions.

     6.1  Representations and Warranties; Performance of Obligations.  All
          ----------------------------------------------------------
representations and warranties of DoveBid contained in Section 4 shall be true and correct in all material respects at the Closing with the same effect as though such representations and warranties had been made as of that date; each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by DoveBid on or before the Closing shall have been duly complied with and performed in all material respects.

     6.2  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Unidyne and its counsel.

     6.3  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Unidyne as a result of which the management of Unidyne deems it inadvisable to proceed with the transactions hereunder.

     6.4  Consents and Approvals. All necessary consents of and filings with any
          ----------------------
governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Unidyne as a result of which Unidyne deems it inadvisable to proceed with the transactions hereunder.

     6.5  Employment Agreement. Rick Adams shall have entered into an employment
          --------------------
agreement with DoveBid substantially in the form of Annex I hereto (the "Employment Agreement").

     6.6  Leases. DoveBid shall have entered into a lease substantially in the
          ------
form of Annex II (the "Lease").

     6.7  Convertible Subordinated Promissory Note. DoveBid shall have executed
          ----------------------------------------
the subordinated convertible promissory note substantially in the form of Annex III (the "Convertible Subordinated Promissory Note").

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF DOVEBID.

          The obligations of DoveBid with respect to actions to be taken at the Closing are subject to the satisfaction or waiver on or prior to the Closing of all of the following conditions.

     7.1  Representations and Warranties; Performance of Obligations.  All the
          ----------------------------------------------------------
representations and warranties of the Stockholders and Unidyne contained in this Agreement shall be true and correct in all material respects at the Closing; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and Unidyne on or before the Closing, as the case may be, shall have been duly performed or complied with in all material respects; and the Stockholders and Unidyne shall have delivered to DoveBid a certificate dated the date of the Closing signed by the Stockholders and certified by the Secretary or Assistant Secretary of Unidyne to such effect.

     7.2  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of DoveBid as a result of which the management of DoveBid deems it inadvisable to proceed with the transactions hereunder.

     7.3  Intentionally Blank.
          -------------------

     7.4  No Material Adverse Effect. No event or circumstance shall have
          --------------------------
occurred between the execution of this Agreement and the Closing which would constitute a Material Adverse Effect; and DoveBid shall have received a certificate signed by the Stockholders and certified by the Secretary or Assistant Secretary of Unidyne dated the date of Closing to such effect.

     7.5  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by Unidyne and approved by DoveBid. Such instruments and documents shall include, without limitation, the Bill of Sale (as defined in Section 7.10) and other instruments and documents sufficient to convey to DoveBid good, valid and marketable fee simple title to all Assets free and clear of all Liens, including, without limitation, any documents or certificates of title for motor vehicles or any other Assets for which documents or certificates of title are issued under applicable law. Unidyne shall deliver to DoveBid full possession and control of the Assets.

     7.6  Consents and Approvals. All necessary consents of and filings with any
          ----------------------
governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; Unidyne shall have obtained and delivered to DoveBid such additional consents to the transactions contemplated herein as DoveBid may reasonably request including, without limitation, DoveBid's receipt on or prior to Closing of (a) consents of third parties to those Material Contracts listed on Schedule 3.7 and (b) those licenses, franchises, permits or governmental authorizations set forth on
Schedule 3.4 pursuant to the last sentence of Section 3.4, or assurances reasonably acceptable to it that such licenses, franchises, permits or governmental authorizations will be received at Closing or that the failure to receive such licenses, franchises, permits or governmental authorizations at Closing will not adversely affect its ability to conduct the business of Unidyne as conducted prior to Closing; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of DoveBid as a result of which DoveBid deems it inadvisable to proceed with the transactions hereunder.

     7.7  Good Standing Certificate or Equivalent. At it sole discretion,
          ---------------------------------------
DoveBid shall have received evidence satisfactory to it that Unidyne is validly existing, in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes due by Unidyne for all periods prior to the Closing have been filed and paid. DoveBid's failure to require or receive such evidence in no way vitiates or affects Unidyne's or the Stockholders' representations and warranties regarding such matters and DoveBid's reliance on such representations or warranties.

     7.8  Employment Agreements. Rick Adams shall have entered into the
          ---------------------
Employment Agreement with DoveBid.

     7.9  Lease. 577 Burke Street Associates, a California general partnership
          -----
in which the Stockholders are directly or indirectly two of the general partners, shall have entered into the Lease with DoveBid.

     7.10 Bill of Sale. The Stockholders and Unidyne shall have executed the
          ------------
Bill of Sale substantially in the form of Annex IV (the "Bill of Sale").

     7.11 Convertible Subordinated Promissory Note and Subordination Agreement.
          --------------------------------------------------------------------
Unidyne shall have executed the Convertible Subordinated Promissory Note and the Subordination Agreement attached thereto as Annex A.

     7.12 Name Change.  Because Unidyne's corporate name and the name "Unidyne"
          -----------
are part of the Assets being sold to DoveBid, Unidyne shall have changed its name from Unidyne International, Inc. to a name which does not have "Unidyne" in it and which is reasonably satisfactory to DoveBid, or, if DoveBid proceeds to Closing before such name change has taken place, Unidyne as a post-closing covenant will effect such name change no later than ten (10) days after the Closing.

8.   SPECIAL TAX MATTERS.

     8.1  Cooperation in Tax Return Preparation. Each party hereto shall at its
          -------------------------------------
own expense cooperate with each other and make available to each other such Tax data and other information as may be reasonably required in connection with (i) the preparation or filing of any Tax Return, election, consent or certification, or any claim for refund, (ii) any determinations of liability for Taxes, or
(iii) an audit, examination or other proceeding with respect to Taxes ("Tax Data"). Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). The Tax Data and the Tax Documentation shall be retained until one year after the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination,
                     --------  -------
investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

     8.2  Tax Return Preparation and Filing. The Stockholders and Unidyne will
          ---------------------------------
be responsible for preparing and filing (or causing the preparation and filing of) all income Tax Returns for Unidyne.

     8.3  Treatment of Transaction for Tax Purposes. The parties agree that for
          -----------------------------------------
all purposes, including income tax and tax information reporting purposes, the exchange of assets for cash and the assumption of liabilities by DoveBid as provided for in this Agreement is a sale of assets from Unidyne to DoveBid to which Code Section 1001 applies.

9.   INDEMNIFICATION.

          The Stockholders, Unidyne and DoveBid each make the following covenants that are applicable to them, respectively:

     9.1  General Indemnification by the Stockholders and Unidyne. The
          -------------------------------------------------------
Stockholders and Unidyne, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless DoveBid, at all times from and after the date of this Agreement until the Expiration Date as defined in Section 3 above, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by DoveBid as a result of or arising from (i) any breach of the representations and warranties of the Stockholders or Unidyne set forth herein or on the schedules or certificates delivered in connection herewith,
(ii) any breach or nonfulfillment of any covenant or agreement on the part of the Stockholders or Unidyne under this Agreement, (iii) any third party claim arising from the conduct of Unidyne or either of the Stockholders, (iv) any breach of the representations and warranties of B&B or the stockholders of B&B set forth in the B&B Agreement or on the schedules or certificates delivered in connection with the B&B Agreement, (v) any breach or nonfulfillment of any covenant or agreement on the part of B&B or the stockholders of B&B under the B&B Agreement, or (vi) any third party claim arising from the conduct of B&B or either of the stockholders of B&B.

     9.2  Indemnification by DoveBid.  DoveBid covenants and agrees that it will
          --------------------------
indemnify, defend, protect and hold harmless Unidyne and the Stockholders at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Unidyne and the Stockholders as a result of or arising from (i) any breach by DoveBid of their representations and warranties set forth herein or on the schedules or certificates attached hereto, or (ii) any nonfulfillment of any covenant or agreement on the part of DoveBid under this Agreement.

     9.3  Third Person Claims.
          -------------------

               (i) Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Party Claim") that could give rise to a right of indemnification under this Agreement, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 9.1 or Section 9.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such Third Party Claim describing in reasonable detail the nature of such Third Party Claim, a copy of all papers served with respect to that Third Party Claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Party's request for indemnification under this Agreement; provided,
                                                                      --------
however, that the failure of the Indemnified Party to give timely notice
-------
hereunder shall relieve the Indemnifying Party of its indemnification obligations under this Agreement to the extent, but only to the extent that, such failure materially prejudices the Indemnifying Party's ability to defend such claim. Within fifteen (15) days after receipt of such notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(a) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 9 with respect to that Third Party Claim and (b) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

               (ii) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim through counsel of its own choosing which is consented to by the Indemnified Party (which consent shall not be unreasonably delayed or withheld), then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.3(ii) and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying
                                   --------  -------
Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(ii) and will bear its own costs and expenses with respect to that participation; provided, however, that
                                                       --------  -------
if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified

Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

               (iii) If the Indemnifying Party (a) within the Election Period
(1) disputes its potential liability to the Indemnified Party under this Section 9, (2) elects not to defend the Indemnified Party pursuant to Section 9.3(ii) or
(3) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(ii) or (b) elects to defend the Indemnified Party pursuant to Section 9.3(ii) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled, but any settlement shall require the consent of the Indemnifying party, which consent shall not be unreasonably delayed or withheld. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 9 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section
9.3 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(iii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

               (iv) The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the consideration provided for herein.

     9.4  Exclusive Remedy.  The indemnification provided for in this Section 9
          ----------------
shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that nothing herein shall be construed to limit the right of a party,
--------
in a proper case, to seek injunctive relief for a breach of this Agreement.

     9.5  Limitations on Indemnification.
          ------------------------------

               (i) DoveBid and the other persons or entities indemnified pursuant to Section 9.1(i) shall not assert any claim for indemnification hereunder against the Stockholders or Unidyne until such time as the aggregate of all claims which such persons may have against the Unidyne and/or the Stockholders (including, without limitation, all indemnification claims for attorney's fees and costs) shall exceed $50,000 (the "Indemnification Threshold"), provided that once the aggregate of all claims against Unidyne and/or the Stockholders collectively exceed the Indemnification Threshold, Unidyne and the Stockholders shall be responsible for only those claims in excess of the Indemnification Threshold, and provided further that this Section 9.5(i) shall not apply to limit claims for indemnification pursuant to Sections 3.5, 3.11, 9.1(ii) or 9.1(iii).

               (ii) The Stockholders and Unidyne shall not assert any claim (other than a Third Party Claim) pursuant to Section 9.2(i) for indemnification hereunder against DoveBid until such time as the aggregate of all such claims which the Stockholders or Unidyne may have against DoveBid shall exceed the Indemnification Threshold, provided that once the aggregate of all claims exceeds the Indemnification Threshold, DoveBid shall be responsible for only those claims in excess of the Indemnification Threshold and provided further that this Section 9.5(ii) shall not apply to limit claims for indemnification pursuant to Sections 9.2(ii) or 9.2(iii).

               (iii) Notwithstanding any other term of this Agreement, in no event shall the Stockholders or Unidyne be liable under this Agreement, including this Section 9, for an amount which exceeds the sum of (a) the Cash Consideration and (b) the amount of the Convertible Subordinated Promissory Note.

10.  NONCOMPETITION.

     10.1 Prohibited Activities.  The Stockholders and Unidyne will not, for a
          ---------------------
period of four (4) years following the date of Closing, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

               (i) engage directly or as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with DoveBid (including its subsidiaries);

               (ii) call upon any person who is, at that time, an employee of DoveBid (including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of DoveBid (including the subsidiaries thereof), provided that the
                                                        -------------
Stockholders shall be permitted to call upon and hire any member of his or her immediate family;

               (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of DoveBid (including the subsidiaries thereof) for the purpose of soliciting or selling products or services in direct competition with DoveBid;

               (iv) call upon any prospective acquisition candidate, on the Stockholders' or Unidyne's own behalf or on behalf of any competitor of DoveBid, which candidate was either called upon by DoveBid (including the subsidiaries thereof) or for which DoveBid (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity, provided that the
                                                    --------
Stockholders or Unidyne shall not be charged with a violation of this Section unless and until a Stockholder or Unidyne shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made, for the purpose of acquiring such entity; or

          (v) except in furtherance of DoveBid's business, disclose customers, whether in existence or proposed, of the Stockholders or Unidyne to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to DoveBid or any of DoveBid's Subsidiaries and Affiliates.

        Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholders or Unidyne from acquiring as an investment not more than three percent (3%) of the capital stock of any business whose stock is traded on a national securities exchange or over-the-counter.

  10.2  Damages.  Because of the difficulty of measuring economic losses to
        -------
DoveBid as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to DoveBid for which it would have no other adequate remedy, the Stockholders and Unidyne agree that the foregoing covenants may be enforced by DoveBid, in the event of breach by the Stockholders or Unidyne, by injunctions and restraining orders.

  10.3  Reasonable Restraint.  It is agreed by the parties hereto that the
        --------------------
foregoing covenants in this Section 10 impose a reasonable restraint on the Stockholders and Unidyne in light of the activities and business of DoveBid (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of DoveBid; but it is also the intent of DoveBid, the Stockholders and Unidyne that such covenants be construed and enforced in accordance with the changing activities and business of DoveBid (including the subsidiaries thereof) throughout the term of this covenant.

        It is further agreed by the parties hereto that, in the event that the Stockholders who have entered into an Employment Agreement shall thereafter cease to be employed thereunder, and the Stockholders shall enter into a business or pursue other activities not in competition with DoveBid and/or any subsidiary thereof, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of Section 10.1, and in any event such new business, activities or location are not in violation of this Section 10 or of such Stockholders' obligations under this Section 10, if any, such Stockholder shall not be chargeable with a violation of this
Section 10 if DoveBid and/or any subsidiary thereof shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

  10.4  Severability; Reformation.  The covenants in this Section 10 are
        -------------------------
severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

  10.5  Independent Covenant.  All of the covenants in this Section 10 shall be
        --------------------
construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Stockholders or Unidyne against DoveBid (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by DoveBid of such covenants. It is specifically agreed that the period of four (4) years stated at the beginning of this Section 10, during which the agreements and covenants of the Stockholders and Unidyne made in this Section 10 shall be effective, shall be computed by excluding from such computation any time during which any STOCKHOLDER or Unidyne is in violation of any provision of this Section 10. The covenants contained in this Section 10 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

     10.6 Materiality.  Unidyne and the Stockholders hereby agree that the
          -----------
covenants in this Section 10 are a material and substantial part of this transaction.

11.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

     11.1 Stockholders and Unidyne.  The Stockholders and Unidyne recognize and
          ------------------------
acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Unidyne and/or DoveBid, such as lists of customers, operational policies, computer software, and pricing and cost policies that are valuable, special and unique assets of Unidyne's and/or DoveBid's respective businesses. The Stockholders and Unidyne agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of DoveBid, (b) following the Closing, as required in the course of performing any duties for DoveBid, and
(c) to counsel and other advisers, provided that such advisers (other than
                                   --------
counsel and certified public accountants) agree to the confidentiality provisions of this Section 11.1; provided, further, that confidential
                                 --------  -------
information shall not include (i) such information which becomes known to the public generally through no fault of the Stockholders or Unidyne, (ii) such information required to be disclosed by law or the order of any governmental authority under color of law, provided that prior to disclosing any information
                              --------
pursuant to this clause (ii), the Stockholders and Unidyne shall, if possible, give prior written notice thereof to DoveBid and provide DoveBid with the opportunity to contest such disclosure, or (iii) such information the disclosing party reasonably believes it is required to disclose in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any Stockholder or Unidyne of the provisions of this section, DoveBid shall be entitled to an injunction restraining such Stockholder or Unidyne from disclosing, in whole or in part, such confidential information. Notwithstanding anything contained in this Agreement, nothing herein shall be construed as prohibiting DoveBid from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. To the extent (and only to the extent) that (i) DoveBid has received any confidential information from Unidyne in connection with the negotiation of this Agreement, and (ii) this Agreement does not close so that the asset purchase contemplated
---
by this Agreement is not consummated, DoveBid agrees that it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of Unidyne, (b) to DoveBid's counsel and other advisers, provided that such advisers (other than counsel and certified public
--------
accountants) agree to the confidentiality provisions of this sentence); and provided, further, that confidential information shall not include
--------  -------

(x) such information which becomes known to the public generally through no fault of DoveBid, (y) such information required to be disclosed by law or the order of any governmental authority under color of law, provided that prior to
                                                        --------
disclosing any information pursuant to this clause (y), DoveBid shall, if possible, give prior written notice thereof to Unidyne and provide Unidyne with the opportunity to contest such disclosure, or (z) such information which the disclosing party reasonably believes it is required to disclose in connection with the defense of a lawsuit against the disclosing party.

     11.2 Damages.  Because of the difficulty of measuring economic losses as a
          -------
result of the breach of the foregoing covenants in Section 11.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     11.3 Survival.  The obligations of the parties under this Section 11 shall
          --------
survive the termination of this Agreement.

12.  GENERAL.

     12.1 Cooperation.  Unidyne, the Stockholders and DoveBid shall each deliver
          -----------
or cause to be delivered to the other, at such other times and places as shall be reasonably agreed to, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement. The Stockholders and Unidyne will cooperate and use their reasonable efforts to have the present officers, directors and employees of Unidyne cooperate with DoveBid on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.

     12.2 Successors and Assigns.  This Agreement and the rights of the parties
          ----------------------
hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of DoveBid, the successors of Unidyne, and the heirs and legal representatives of the Stockholders. This provision does not govern the assignment of the Convertible Subordinated Promissory Note after the Closing. Any restrictions on the assignment of the Convertible Subordinated Promissory Note are found in and governed solely by the provisions of the Convertible Subordinated Promissory Note.

     12.3 Entire Agreement. This Agreement (including the schedules, exhibits
          ----------------
and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, Unidyne and DoveBid and supersede any prior agreement, understanding or discussions relating to DoveBid or the transactions contemplated by this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms. Except as otherwise stated herein, this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Stockholders, Unidyne and DoveBid, acting through their respective officers, duly authorized by their respective Boards of Directors. Any disclosure made on any

Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby.

  12.4  Counterparts.  This Agreement may be executed simultaneously in two (2)
        ------------
or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

  12.5  Brokers and Agents.  Each party represents and warrants that it employed
        ------------------
no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

  12.6  Expenses.  Whether or not the transactions herein contemplated shall be
        --------
consummated, (i) DoveBid will pay the fees, expenses and disbursements of DoveBid and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by DoveBid under this Agreement and (ii) the Stockholders and Unidyne will pay their respective fees, expenses and disbursements of counsel and accountants incurred in connection with the subject matter of this Agreement. Unidyne and the Stockholders shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. Unidyne shall file, and the Stockholders shall cause Unidyne to file, all necessary documentation and Tax Returns with respect to such Transfer Taxes. In addition, Unidyne and the Stockholders acknowledge that they, and not DoveBid, will pay all taxes due upon the receipt of the Converted Subordinated Promissory Note and cash consideration payable to Unidyne pursuant to this Agreement.

  12.7  Notices.  All notices and other communications required or permitted
        -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party or by facsimile transmission, as follows:

          (i) If mailed, delivered or faxed to DoveBid , to each of the following, using two separate mailings, deliveries or faxes:

                  DoveBid, Inc.
                  1241 East Hillsdale Blvd.
                  Foster City, CA 94404
                  Attn: Cory Ravid, Chief Financial Officer
                  Fax: 650/571-5980

                  DoveBid, Inc.
                  1241 East Hillsdale Blvd.
                  Foster City, CA 94404
                  Attn: Anthony Capobianco, General Counsel
                  Fax: 650/571-5980


          (ii) If mailed, delivered or faxed to the Stockholders, addressed or faxed to them at their respective addresses or fax numbers set forth on Annex V hereto.

          (iii) If mailed, delivered or faxed to Unidyne, addressed or faxed to it at its address or fax number set forth on Annex V hereto,

or to such other address or fax number as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 12.7 from time to time. A notice shall be deemed received by the party to whom it is addressed
(a) if by U.S. mail, three business days after it is deposited in the United States mail, postage prepaid, by registered or certified mail, with return receipt requested, (b) if by hand delivery (including via courier), at the time it is personally delivered to the person to whom the notice is to be given, or
(c) if by facsimile transmission, at the time it is received by the party to whom notice is to be given, provided that if the transmitting party has a facsimile-machine-generated written confirmation of receipt by the facsimile machine of the party to whom notice is given, a facsimile shall be deemed received no later than 24 hours after the date and time evidenced by such written confirmation; provided, however, in the case of each and every facsimile transmission, in order for such facsimile transmission to qualify as notice under this paragraph (c), the facsimile transmission must be followed by promptly mailing a copy of such notice to the party to whom the facsimile transmission was addressed.

  12.8  Governing Law; Forum.  This Agreement shall be governed by and construed
        --------------------
in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. All disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the California State courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). Each party hereby irrevocably and unconditionally consents to the personal and exclusive jurisdiction and venue of said courts and waives trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

  12.9  Survival of Representations and Warranties.  The representations,
        ------------------------------------------
warranties, covenants and agreements of the parties made herein, or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date.

  12.10 Exercise of Rights and Remedies.  Except as otherwise provided herein,
        -------------------------------
no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

  12.11 Time.  Time is of the essence with respect to this Agreement.
        ----

  12.12 Reformation and Severability.  In case any provision of this Agreement
        ----------------------------
shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

  12.13 Remedies Cumulative.  No right, remedy or election given by any term of
        -------------------
this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

  12.14 Construction.  This Agreement has been negotiated among DoveBid,
        ------------
Unidyne, the Stockholders and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

  12.15 Captions.  The headings of this Agreement are inserted for convenience
        --------
only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   DOVEBID, INC.


                                   By /s/ Anthony Capobianco
                                      --------------------------------------
                                      Name:  Anthony Capobianco
                                      Title: General Counsel


                                   UNIDYNE INTERNATIONAL, INC.


                                   By /s/ Jack L. Saggau
                                      --------------------------------------
                                      Name:  Jack Saggau
                                      Title: Vice President


                                   STOCKHOLDERS:


                                   /s/ Rick Adam by Jack L. Saggau
                                   -----------------------------------------
                                   RICK ADAMS - Attorney-in-Fact


                                   /s/ Jack Saggau
                                   ------------------------------------------
                                   JACK SAGGAU